Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Renewable Fuel Corp.:

We consent to the reference to our firm under the caption “Experts” on Form S-1/A (Amendment No. 10) and related Prospectus of Renewable Fuel Corp for the registration of shares of its common stock and to the inclusion of our report dated December 23, 2011 with respect to the financial statements of Renewable Fuel Corp as of September 30, 2011 and 2010 and for the years then ended, and the period from inception (October 1, 2006) to September 30, 2011.

/s/ PMB Helin Donovan, LLP

Austin, Texas
December 28, 2011